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                                                                    Exhibit 10.6

                             CONFIDENTIAL TREATMENT

                                LICENSE AGREEMENT

                        USC FILE 2146B (Gere S. diZerega)
            USC FILE 2429 (Gere S. diZerega and Kathleen E. Rodgers) USC FILE 2430 (Gere S. diZerega and Kathleen E. Rodgers)


                             TISSUE REPAIR SUBSTANCE

1. INTRODUCTION

THIS AGREEMENT is between the UNIVERSITY OF SOUTHERN CALIFORNIA, (hereinafter
USC) a California nonprofit corporation with its principal place of business at University Park, Los Angeles, California 90089, and MARET CORPORATION, a Delaware corporation, with its principal place of business at 200 Eagle Road, Wayne, Pennsylvania 19087 (hereinafter Licensee).

WHEREAS USC warrants that it is the owner and that it has the right to exclusively license those inventions which are the subject matter of the patent applications listed in Appendix A and of which the inventors are Gere S. diZerega and Kathleen E. Rodgers of USC (hereinafter Inventors);

WHEREAS Licensee desires to obtain an exclusive license to manufacture and market products utilizing the inventions as hereinafter defined;

WHEREAS, USC is willing to grant a worldwide, exclusive license to Licensee subject to the terms, conditions, limitations, and restrictions set forth below;

NOW, THEREFORE, in consideration of the covenants herein contained, the parties agree as follows:

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2. DEFINITIONS

   For all purposes of this Agreement the following terms shall have the meanings specified below:

    a. The term "PATENT" or "PATENTS" shall mean any and all patent applications listed in Appendix A (Appendix A may be added to from time to time by USC and USC shall notify Licensee of any such additions), any and all patents issued thereon or any continuation, division, extensions or reissue thereof, and any and all foreign patents issuing from any application filed which corresponds to claims contained in any of the foregoing patents or applications.

    b. "PATENT PRODUCT" or "PATENT PRODUCTS" shall mean any article, composition, apparatus, substance, chemical, material, method or service which is made, used or sold by Licensee which:

       i. is covered in whole or in part by one or more pending or unexpired claims contained in a PATENT in the country in which the PRODUCT(S) is made, used or sold;

       ii. is manufactured using a method or process which is covered in whole or in part by one or more pending or unexpired claims contained in a PATENT in the country in which (a) the PRODUCT(S) is made, used or sold, or (b) the method or process is used or sold; or

       iii. the use of which is covered in whole or in part by one or more pending or unexpired claims contained in a PATENT in the country in which (a) the PRODUCT(S) is made, used or sold, or (b) the method or process is used or sold;

       iv. incorporates technology transferred to Licensee pursuant to the confidential disclosure agreement between USC and Licensee dated 9/1/93 for USC File # 2146B and dated 10/10/93 for USC File # 2429 and USC File # 2430.

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       A PRODUCT is covered by a pending or unexpired claim of a PATENT if in the course of manufacture, use or sale, it would, in the absence of this Agreement, infringe one or more claims of the PATENT which has not been held invalid by a court from which no appeal can be taken.

    c. "FIELD OF USE" shall mean [ * ].

    d. "NET SALES PRICE" shall mean the gross billing price of any PRODUCT received by Licensee or its SUBLICENSEE for the sale or distribution of any PRODUCT, less the following amounts actually paid by Licensee or SUBLICENSEE:

       i.    discounts allowed;

       ii.   returns;

       iii.  transportation charges or allowances;

       iv. packing and transportation packing material costs (not including product containers or product packing containers as manufactured by the Company);

       v.    customs and duties charges;

       vi. sales, transfer and other excise taxes or other governmental charges levied on or measured by the sales but no franchise or income tax of any kind whatsoever;

       vii.  allowance for bad debts; and

       viii. samples given away solely for sales promotion purposes.

       Every commercial use or disposition of any PRODUCT, in addition to a bona fide sale

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

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   to a customer, shall be considered a sale of such PRODUCT. The NET SALES
   PRICE, in the case of a use or disposition other than a bona fide sale, shall be equivalent the then payable NET SALES PRICE of such PRODUCT in an arm's length transaction.

     e. "SUBLICENSEE" shall mean any third party licensed by Licensee to make, or sell any PRODUCT.

     f. "TECHNOLOGY PRODUCT" shall mean any PRODUCT developed using or incorporating TECHNOLOGY provided by USC which is not a PATENT PRODUCT.

     g. "PRODUCT" or "PRODUCTS" shall include PATENT PRODUCTS and/or TECHNOLOGY PRODUCTS unless otherwise noted.

     h. "TECHNOLOGY" shall mean any know-how, trade secrets, biological materials or other information or materials that leads to the facilitation of uses within the FIELD OF USE.

     i. "EFFECTIVE DATE" of this Agreement shall be August 31, 1994.
                                                    ----------------

     j. "RESEARCH AGREEMENT" shall mean the research agreement between USC and Licensee effective August 31, 1994.
                      ---------------

     k. "DEVELOPERS AGREEMENT" shall mean the developers agreement between USC, Dr. diZerega, Dr. Rodgers and Licensee dated August 31, 1994.
                                                ---------------

3. LICENSE

     a. In consideration of the license fee and royalties as set forth in this Agreement and upon the EFFECTIVE DATE, USC hereby grants to Licensee:

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    i.   the exclusive worldwide license to use the PATENT to manufacture and sell the PRODUCT(S); and

    ii. the right to grant sublicenses to any PATENT licensed exclusively hereunder provided that any SUBLICENSEE agrees to be bound by the terms and conditions of this Agreement applicable to SUBLICENSEES.

    b. All licenses pursuant to 3.a. to inventions conceived or first actually reduced to practice during the course of research funded by a U.S. federal agency are subject to the rights, conditions and limitations imposed by U.S. law. USC agrees to use reasonable efforts to comply with the requirements of such laws and applicable regulations. The words "exclusive license" as used herein shall mean exclusive except for the royalty free non-exclusive license granted to the U.S. government by USC pursuant to 35 USC Section 202(c)(4) for any PATENT claiming an invention subject to 35 USC Section 201 and except for the rights of USC and Inventors as set forth in Paragraphs 6 and 7.

    c. In lieu of an up-front license fee, Licensee shall issue to USC ten percent (10%) of the aggregate value of all capital stock initially issued upon incorporation of Licensee. Thereafter, Licensee warrants that such 10% interest of USC in Licensee shall not be diluted by issuance of stock by Licensee for which the consideration is in whole or in part for services (except where such stock is issued under a qualified incentive stock option program), real property, equipment, or other non-monetary consideration. However, such 10% interest of USC in Licensee may be diluted by issuance of stock by Licensee for monetary consideration.

    d. To become effective on the date of expiration of the term of this Agreement, USC hereby grants Licensee an exclusive, paid-up, worldwide license to use the technology and all know-how in Licensee's possession relating to the manufacture of PRODUCTS.

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4. ROYALTY

    a. On all sales of PATENT PRODUCTS anywhere in the world by Licensee, Licensee shall pay USC a royalty of [ * ] the NET SALES PRICE.

    b. On all sales of TECHNOLOGY PRODUCTS anywhere in the world by Licensee, Licensee shall pay USC a royalty of [ * ] the NET SALES PRICE.

    c. If any PRODUCT is manufactured and sold under sublicense from the Licensee, the Licensee shall pay USC a royalty equal to [ * ] of the Licensee's earned royalty from the sublicense in lieu of the royalty specified in Paragraph 5a or 5b.

    d. The Licensee will pay an [ * ]. The [ * ] on the PRODUCTS will be [ * ] commencing on the second year of sales for each year up to the date of expiration of the last PATENT. . [ * ] are to be paid [ * ] to USC, [ * ] of each year and [ * ] of each year. Should Licensee fail to make earned royalty payments sufficient to meet said [ * ], it may pay the [ * ] to keep this Agreement in force. [ * ] shall be creditable against future earned royalty.

    e. If it becomes desirable to engineer a PRODUCT into a complex with a drug, toxin or other therapeutic agent, the royalty as defined in Paragraph 5a will be applied, but the net selling price as defined in Paragraphs 5b and 5c will be based on the net sales price of the complex minus the net sales price of the drug, toxin or therapeutic agent when sold alone.

    f. Licensee shall pay such royalties to USC on a calendar [ * ] basis. With each [ * ] payment, Licensee shall deliver to USC a full and accurate accounting to include at least the following information:


*Confidential Treatment Requested.  Omitted portions filed with the Commission.

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       i.   Quantity of each PRODUCT sold(by country) by Licensee and its
            SUBLICENSEES;

       ii. For each PRODUCT made, used or sold, the PATENT covering such PRODUCT.

       iii. Total receipts for each PRODUCT (by country);

       iv.  Quantities of each PRODUCT used by Licensee and its SUBLICENSEES;

       v.   Names and addresses of SUBLICENSEES of Licensee; and

       vi.  Total royalties payable to USC.

   g. In each year the amount of royalty due shall be calculated [ * ] as of [ * ] and shall be paid [ * ] within the [ * ] days following such date. Every such payment shall be supported by the accounting prescribed in Paragraph 5.e. and shall be made in United States currency. Whenever for the purpose of calculating royalties conversion from foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the applicable end of calendar quarter.

   h. The royalty payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to [ * ] above the prime rate in effect at Bank of America, Los Angeles on the due date, not to exceed the maximum permitted by law. The payments of such interest shall not preclude USC from exercising any other rights it may have as a consequence of the lateness of any royalty payment.

   i. The obligation to pay a royalty under this Agreement on the NET SALES of a PRODUCT shall be imposed only once with respect to the same unit of the PRODUCT regardless of the number of valid issued or, assuming they were to issue, pending claims included within the PATENTS. Further, only one royalty shall be due on any single unit of a PRODUCT whether


*Confidential Treatment Requested.  Omitted portions filed with the Commission.

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such PRODUCT is a PATENT PRODUCT, a TECHNOLOGY PRODUCT or a combination of the two.

5. RIGHTS RETAINED BY UNIVERSITY

       Notwithstanding the exclusive license granted in Paragraph 3a, USC and Inventors will have the absolute, nontransferable right to use the technology covered by the PATENTS and all improvements thereof, in conducting research at USC.

6. PATENT PROSECUTION

   a. USC shall engage patent counsel approved by Licensee, such approval shall not be unreasonable withheld, for the purpose of filing, prosecuting and maintaining PATENTS, during the course of this Agreement, the patent applications and patents listed in Appendix A. Should Licensee require the filing of foreign PATENTS, USC shall take responsibility for filing, prosecuting and maintaining said foreign PATENTS. USC shall direct the filing, prosecution and maintenance of all PATENTS, however, Licensee shall have the right to review and comment upon all applications and responses filed with the U.S. or a foreign patent authority.

   b. Licensee shall [ * ] all [ * ] by USC in [ * ] the U.S. and foreign applications listed (or to be listed pursuant to Paragraph 2a.) in Appendix A, whether [ * ] before or after the date of this Agreement. The [ * ] as of March 31, 1994 [ * ]. These [ * ] shall include the [ * ] related to obtaining and/or maintaining patent protection in the countries listed in Appendix A. Licensee shall [ * ] as part of such [ * ] to be [ * ] by Licensee within [ * ] of request by USC, unless Licensee is advised otherwise


*Confidential Treatment Requested.  Omitted portions filed with the Commission.

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by timely notice from USC.

   c. If the Licensee fails to develop or market PRODUCTS in any country, the Licensee shall surrender its right to make, use or sell PRODUCTS in that particular country and shall grant to USC the exclusive rights previously granted to Licensee, without limitation, for that country. Licensee agrees to execute all necessary documents to carry out this grant of rights to USC. Payments referred to in Paragraphs 7.a. and 7.b shall not be refunded upon such non-election or termination.

7. IMPROVEMENTS

Should Inventors or any successor, conceive substantial improvements to the technology related to the PATENTS during the course of this Agreement which are not covered by the claims of a PATENT, either under funding from a separate sponsored Research Agreement with Licensee or otherwise, USC will inform the Licensee of said substantial improvements and offer the right of first refusal to obtain an option and license for such invention, provided however that such invention is within the FIELD OF USE, on the same terms as those set forth herein which right of first refusal, if not accepted within 60 days, will be deemed to be rejected. Thereafter USC shall be free to offer a corresponding option and license to any other party. If there is any subsequent modification of those terms, USC shall notify Licensee of such modification in writing and again offer Licensee a right of first refusal. Any resubmission to Licensee based upon a modification of the terms initially offered to Licensee shall be deemed to be rejected if not accepted in writing within twenty (20) days. Nothing in this Agreement shall be construed to give Licensee a royalty-free license to these substantial improvements.

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8. PATENT INFRINGEMENT

   a.  Defensive Controversy.

       Except for the placing in escrow of a portion of royalties as referred to hereinafter, USC shall have no obligation or liability in the event that legal action is brought against Licensee for patent infringement. Licensee may choose legal counsel and defend the patent infringement lawsuit. During such lawsuit, Licensee may place all of the royalties derived from sales of the PRODUCT in the country where such lawsuit is pending in an interest-bearing escrow account. The escrow account shall be established in a bank mutually acceptable to both parties under escrow instructions insulating the funds from claims of any creditor. Upon termination of the action, 100% of any judgment amount, reasonable attorneys' fees and costs, may be paid from this escrow account. Should the settlement of any such patent infringement lawsuit involve payment of royalties by Licensee to a third party for the continued right to manufacture, use, and sell the PRODUCT, then all funds in the escrow account and royalties payable to USC may be applied against such royalties to a third parry. Any funds thereafter remaining in the escrow shall be paid to USC. The above shall constitute USC's sole liability in the event of such action. Royalties paid to third parties as provided for above shall be included when determining whether the minimum royalty provided for in this Agreement has been paid in a given year. During the patent infringement litigation both parties shall keep each other informed in writing of significant developments in the lawsuit. Any judgements received by the Licensee may be kept by the Licensee.

   b.  Offensive Controversy.

       In the event that a third party infringes on a PATENT, Licensee shall have the right but not an obligation to bring legal action to enforce any such patent. If Licensee exercises such right, Licensee shall select legal counsel and pay all legal fees and costs of prosecution of such action. In the event that Licensee shall choose not to take such action, USC shall have the right, at its option and at its own expense, to prosecute any action to enjoin such infringement or to

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prosecute any claim for damages. The party prosecuting any such action shall be entitled to retain any funds received as a result of settlement or judgment of such action. The parties may also agree to jointly pursue infringers. After deduction and payment to the parties of their respective costs and fees incurred in prosecuting any such actions, the net funds obtained as a result of settlement or of judgment of any such jointly prosecuted action shall be divided in the following manner: all net funds shall be divided between the parties in the proportion to the amount of legal fees and costs incurred by the parties in the prosecution of such actions. If funds are insufficient to pay all costs and fees then all of the funds shall be paid to the parties in said proportion.

   c. During any litigation hereunder both parties shall keep each other timely informed of any significant development in the litigation and provide all reasonably requested non-monetary assistance. During any said controversy, full royalty payment shall continue, except as otherwise provided herein.

9. RECORDS

   Licensee and SUBLICENSEES shall keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to USC under this License Agreement. Said books and records shall be kept at Licensee's principal place of business for at least four (4) years following the end of the calendar year to which they pertain and shall be open at all reasonable times for inspection by a representative of USC for the purpose of verifying Licensee's royalties statement or Licensee's compliance in other respects with this Option and License Agreement. All information obtained as a result of such audit shall be maintained in confidence, except that the representative may disclose to USC the aggregate amount of royalties due to USC during each year, as determined in such audit. Should an audit by USC show an underpayment of royalties by more than [ * ], Licensee shall pay for USC's reasonable audit expenses.


*Confidential Treatment Requested.  Omitted portions filed with the Commission.

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10. SERVICES OF INVENTORS

      Separate from any sponsored Research Agreement between Licensee and USC, USC shall make reasonable efforts to make Inventors available during regular business hours to answer questions concerning certain technical aspects of the technology. Should Licensee desire to use the services of Inventors for further testing and/or market studies of the technology, a separate research and development and/or consulting agreement will be negotiated with Inventors and the USC Office of Contracts and Grants.

11. SUBLICENSE PERMISSION

      Licensee may sublicense the PATENT(S) only with prior written permission from USC, which permission will not be unreasonably withheld, if there is compliance of the Sublicensee with the specified Sublicensee terms in this Agreement.

12. PATENT MARKING

      Licensee shall use reasonable efforts to place all appropriate patent marking and indicia on product and marketing literature for the PRODUCTS as needed to protect the patent of USC and right for damages for infringement thereof.

13. PUBLICATIONS

      Nothing in this Agreement shall limit or prevent USC or Inventors from publishing any information about the PATENT. Ninety (90) days prior to submission for publication, USC and Inventors shall submit the proposed publication, for review only, to Licensee.

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14.  PUBLICITY

     Neither party shall use the name, trade name, trademark or other designation of the other party in connection with any products, promotion or advertising without the prior written permission of the other party.

15.  ASSIGNMENTS/TRANSFERS

     Licensee may not assign or transfer this Agreement in whole or part to any third party without the prior written permission of USC, which permission shall not be unreasonably withheld. The Licensee may only assign the entire Agreement to successors of the entire business of the PRODUCTS if the successor agrees to be bound by this Agreement and prior written notice is provided to USC.

16.  TERMINATION

     a. Upon the breach of or default under this License Agreement by either party, the nonbreaching party may terminate this License Agreement by [ * ] days written notice to the breaching party. Said notice shall be effective at the end of such period unless during said period breaching party shall remedy such defect or default. Licensee may also terminate this Agreement at any time, for any reason, by providing USC [ * ] days written notice. No license fees or royalties shall be returnable. Upon termination of the Agreement all rights granted to or provided by each party to the other shall automatically and irrevocably revert to the granting party.

     b.   Surviving any termination are:

          i.   Licensee's obligation to pay royalties accrued or accruable.



*Confidential Treatment Requested.  Omitted portions filed with the Commission.

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         ii.   Licensee's obligation of Paragraph 9 to keep and allow a final audit.

         iii. Any cause of action or claim of Licensee or USC, accrue or to accrue, because of any breach or default by the other party.

         iv.   The provisions of Paragraphs 22, 23, and 24.


17.  NOTICES, REPORTS AND PAYMENTS

     Any notice, report or payment permitted or required under this Agreement shall be in writing, and shall be sent or delivered to the receiving party at the address as such party may from time to time designate.

USC: Office of Patent and Copyright Administration University of Southern California
            3716 South Hope Street, Suite 313
            Los Angeles, California 90007-4344 (U.S.A.)
            Attn: Director

LICENSEE:      Maret Corporation
               200 Eagle Road
               Wayne, PA 19087
               Attn: Chief Executive Officer

18.  PARAGRAPH HEADINGS

     Paragraph headings are for the convenience of this Agreement only and shall not add to or detract from any of the terms or provisions.

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19.  SEVERABILITY

     If any provision of this Agreement is held invalid under any law applicable to the parties, SUBLICENSEES and assignees, that provision shall be considered severable and its invalidity shall not affect the remainder of this Agreement, which shall continue in full force and effect.

20.  CONTROLLING LAW, JURISDICTION AND VENUE

     This Agreement shall be deemed to be executed and to be performed in the State of California, and shall be construed in accordance with the laws of the State of California as to all matters, including but not limited to matters of validity, construction, effect and performance.

21.  TERM OF THE AGREEMENT

     Except as otherwise terminated pursuant to the other provisions of this OPTION AND LICENSE AGREEMENT, this Agreement shall terminate upon expiration of the last to expire of the patents or fifteen (15) years from the Effective Date of this Agreement, whichever is longer.

22.  NEGATION OF WARRANTIES

     a.   Nothing in this Agreement shall be construed as:

          i. a warranty or representation by USC as to the validity or scope of the PATENT and/or PATENT Application; or

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          ii.  a warranty or representation that any PRODUCTS made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

          iii. an obligation to bring or prosecute actions or suits against third parties for infringement; or

          iv. conferring the rights to use in advertising, publicity or otherwise any trademark, trade name, or names or any contraction, abbreviation, simulation or adoption thereof, of USC or Licensee; or

          v.   any obligation to furnish any know-how not provided.

     b. USC MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, nor does USC represent that the rights granted hereunder will result in PRODUCTS that are commercially successful.

     c. Licensee further agrees that it will not rely upon technical information provided by USC and Inventors in developing and manufacturing any PRODUCTS hereunder, but will independently test, analyze and evaluate all PRODUCTS prior to manufacture and distribution of such PRODUCTS.

23.  INDEMNITY

     a. Licensee shall defend, indemnify and hold harmless USC and its trustees, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns (the "Indemnitees"), against all liability, demand, damage, loss, or expense incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including but not limited to,

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actions in the form of tort, warrantee, or strict liability) for death, personal injury, illness, or property damage arising from Licensee's use, sale, or other disposition of the PRODUCT(S).

      b. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to USC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

24.  INSURANCE

     a. Upon the execution of this Agreement Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage of not less than [ * ] per incident and [ * ] annual aggregate for death, bodily injury or illness and [ * ] annual aggregate in property damage. Such comprehensive general liability insurance certificate shall be provided to USC at the time of execution of this License. It shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee's indemnification. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $[ * ] annual aggregate) such self-insurance program must be acceptable to USC. Each such policy of insurance shall name USC as an additional insured and shall provide for not less than [ * ] days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to USC within ten (10) days of the EFFECTIVE DATE of this agreement. Licensee shall maintain such comprehensive general liability insurance until such time as the policy in Paragraph 24.b. is procured, or until fifteen years after the term of this Agreement.

     b. During such time and in each country where PRODUCT, or any modification thereof, is manufactured or distributed for the uses and territories defined below (including for the purpose


*Confidential Treatment Requested. Omitted portions filed with the Commission.

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of obtaining regulatory approval) by Licensee or any SUBLICENSEE, Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage as indicated below. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee's indemnification. Each such policy of insurance shall name USC as an additional insured and shall provide for not less than [ * ] days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to USC prior to any manufacture, sale, distribution or administration to humans. Licensee shall maintain such comprehensive general liability insurance during the period that the PRODUCT or any modification thereof is being manufactured, sold, distributed or administered to humans by the Licensee or its SUBLICENSEES and a reasonable period thereafter which in no event shall be less than fifteen (15) years.

     i. For human clinical diagnostic PRODUCT (in vivo) use, manufacture or distribution in all countries and for human therapeutic PRODUCT use, manufacture or distribution in all countries, the policy shall have single limit coverage of not less than [ * ] per incident and [ * ] annual aggregate for death, bodily injury or property damage. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $[ * ] annual aggregate) such self-insurance program must be acceptable to USC.

     ii. For human clinical diagnostic PRODUCT (in vitro) use, manufacture or distribution in all countries and for research PRODUCT use, manufacture or distribution outside the United States, the policy shall have single limit coverage of not less than [ * ] per incident a [ * ] annual aggregate for death, bodily injury or property damage. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $[ * ] annual aggregate) such self-insurance program must be acceptable to USC.


*Confidential Treatment Requested. Omitted portions filed with the Commission.

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          iii. For research PRODUCT use, manufacture or distribution outside the
United States and for veterinary PRODUCT use, manufacture or distribution in all countries, the policy shall have single limit coverage of not less than [ * ] per incident a [ * ] annual aggregate for death, bodily injury or property damage. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $[ * ] annual aggregate) such self-insurance program must be acceptable to USC.

     c. Alternatively, Licensee and USC may obtain an independent opinion from legal counsel mutually agreeable to the parties in each country in which Licensee intends to manufacture and/or distribute PRODUCTS, such opinion to assist in determining the amount of general and products liability insurance required to be carried by Licensee in such country. Where independent legal counsel determines that little or no liability risk to USC exists under the present and reasonably anticipated future legal trends in that country, Licensee will be required to maintain liability insurance on USC's behalf which is determined by USC to be reasonably adequate to pay litigation defense costs. Where independent legal counsel determines that the risk of liability on the part of USC is more than minimal in that country, USC and Licensee will evaluate such risk and negotiate in good faith to determine the amounts of liability insurance necessary to reasonably insure USC's interests. If USC and Licensee cannot agree on the amounts and types of insurance reasonably necessary to protect USC's interest in a particular country, Licensee will not manufacture or market the PRODUCTS in that country.

     d. In the event that Licensee does not maintain such insurance, but is self-insured, or carries a substantial self-retention, USC may grant permission for such self-insurance only if, in the sole discretion of USC, the net worth, assets and earnings of the Licensee are deemed sufficient to protect USC's economic interests in the event of claims, liability, demands, damages, expenses and losses from death, personal injury, illness, or property damage.

     e. The minimum amounts of insurance coverage required under this Paragraph (sub-parts 24.a., 24.b. and 24.c.) shall not be construed to create a limit of Licensee's liability with respect


*Confidential Treatment Requested. Omitted portions filed with the Commission.

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to its indemnification in Paragraph 24 of this Agreement.

     f.   By SUBLICENSEES

     As a condition precedent to a grant of permission by USC for Licensee to sublicense the PATENT rights herein, the prospective SUBLICENSEE shall agree to indemnify Licensee and USC to the same extent and degree as Licensee has agreed to indemnify USC herein. Such SUBLICENSEE shall also provide insurance identical in coverage and amount to that required of Licensee in subparagraph a, above, naming both Licensee and USC as additional insured. A Certificate evidencing the comprehensive general liability policy shall be delivered to USC prior to USC's giving permission for such sublicensing agreement and a Certificate evidencing the product liability coverage shall be delivered prior to first manufacture of any PRODUCTS by the SUBLICENSEE. In the event a prospective SUBLICENSEE does not maintain such insurance, but is self-insured, or carries a substantial self-retention, USC may grant prior written permission for such sublicense only if, in the sole discretion of USC, the net worth, assets and earnings of such prospective SUBLICENSEE are deemed sufficient to protect USC's economic interests in the event of claims, liability, demands, damages, expenses and losses from death, personal injury, illness, or property damage.

25.  ATTORNEYS' FEES

     In any action on or concerning this Agreement, the prevailing party shall be awarded its reasonable attorneys' fees, costs and necessary disbursements, to be paid by the non-prevailing party.

26.  PRODUCT DEVELOPMENT

     Licensee shall use its reasonable efforts to test and develop PRODUCTS in all fields of use for commercial purposes throughout the world. Licensee shall submit to USC an annual report detailing its research, regulatory approval, marketing and product development objectives the coming year as well as the research, regulatory approval, marketing and development activities which Licensee undertook during the preceding year. The reports shall identify specific future milestones (regulatory approval and product development) and information demonstrating that the Licensee is providing sufficient financial and manpower resources to evidence its use of reasonable efforts. Licensee may discharge this obligation by providing USC with a copy of the progress reports prepared by its SUBLICENSEE's to the extent the reports contain the described subject matter. A representative of USC, other than or in addition to the Inventors, [ * ].

27.  EXPORT CONTROLS

     It is understood that USC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (such laws include the Arms Export Control Act, as amended and the Export Administration Act), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities by the LICENSEE may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. USC neither represents that a license shall not be required nor that, if required, it shall be issued. LICENSEE shall not engage in any activity in connection with this Agreement that is in violation of any applicable U.S. law.

28.  INDEPENDENT CONTRACTOR

     In rendering performances under this Agreement, Licensee will function solely as an independent contractor and not as agent, partner, employee or joint venturer with USC.


*Confidential Treatment Requested. Omitted portions filed with the Commission.

29. ENTIRE AGREEMENT


     This Agreement, the RESEARCH AGREEMENT and the DEVELOPER AGREEMENT constitutes the entire agreement between the parties concerning the subject matter hereof. No amendment of this Agreement shall be binding on the parties unless mutually agreed to and executed in writing by each of the parties.

30. COUNTERPARTS


     This Agreement is being executed by the parties by two or more counterparts, each as an original and all together as one instrument.



UNIVERSITY OF SOUTHERN CALIFORNIA                MARET CORPORATION

/s/ Dennis F. Dougherty                          /s/ H PK Agersborg
------------------------------------             -------------------------------
(Signature)                                               (Signature)

Dennis F. Dougherty                              H PK Agersborg
-----------------------------------------        -------------------------------
(Print or Type Name)                             (Print or Type Name)

Sr. Vice President, Administration               CEO
-----------------------------------------        -------------------------------
(Official Title)                                 (Official Title)

8/30/1994                                        8/2/1994
-----------------------------------------        -------------------------------
(Date)                                           (Date)

                                   APPENDIX A

                                       [*]


*Confidential Treatment Requested. Omitted portions filed with the Commission.

                                       A1